Exhibit 10.15

March 26, 2015

Randall Pollard

Dear Randall,

On behalf of Akorn Pharmaceuticals, I am pleased to extend to you an offer for employment in the position of Vice President, Corporate Controller based at our Corporate Headquarters in Lake Forest, Illinois.  Your base salary would be two hundred thirty-five thousand dollars and zero cents ($235,000.00) annually and you would report directly to me, Tim Dick, Chief Financial Officer.

In addition, you would receive a one-time, lump sum payment in the amount of fifty thousand dollars and zero cents ($50,000.00) within thirty (30) days following your date of hire.  Should you voluntary leave Akorn within one year after you begin employment, you agree to return the full bonus amount, including taxes and other deductions

You would be able to participate in Akorn’s Performance Incentive Plan.  As Vice President, your annual bonus potential would be thirty percent (30%) of base salary subject to plan details and annual Board of Directors approval of payout.  You would be eligible to begin participation in plan year 2015 and would be entitled to the full potential which is based on both individual and company performance without a proration for time served in 2015.

The Company, subject to approval by our Board of Directors, would issue a stock option grant under the Akorn Stock Option Plan, which would give you the option to purchase fifty thousand (50,000) shares of Akorn common stock.  You would also be eligible to participate in the Long Term Incentive Compensation (LTIC) Plan reserved for key executives and senior level management which would afford you additional stock option grants and restricted awards on an annual basis.  The total award value is equal to 50% of your annual salary of which, 75% is paid out as stock options and the remainder 25% in the form of restricted shares. Any long-term incentive awards for which you would be eligible would be determined by the Compensation Committee of the Board of Directors.

Additionally, you would be eligible for benefits which include medical, dental, prescription drug, vision, Smart-Choice, Akorn’s (401K) Retirement Savings Program, Education Assistance, our Employee Stock Purchase Program, flexible spending accounts, an Employee Assistance Program, life,  disability insurance and three (3) weeks of Paid Time Off (PTO).

As a convenience, we would automatically enroll you in Smart Choice! Akorn’s 401(k) Retirement Savings Plan.  We would defer four percent (4%) of your pre-tax pay, effective the first payroll following eligibility; eligibility is defined as the first of the month following your date of hire.  Your savings would be invested in the Fidelity Freedom Funds.  You may change or discontinue your deferment at any time and you may move your savings to different funds once you have begun employment.

Akorn would provide you with relocation benefits to move your family and your household goods from Texas to Illinois.  The relocation benefits would be in accordance with the terms and conditions of our Relocation Policy, a copy of which I have enclosed.  Should you voluntarily leave the company within eighteen (18) months following your relocation, you agree to return a pro-rated amount of all expenditures paid to you and to vendors on your behalf.  Pro-rations shall be calculated using calendar days.

Akorn would also pay for the airline travel costs associated with your travel to Texas from Chicago on a weekly basis until your family relocates to the Chicago area which is expected to occur in the summer of 2015.

Your employment at Akorn would be “at-will”, which means that either you or the Company may terminate employment at any time. Nothing in this letter should be interpreted as a contract of employment.

You should be aware that Akorn has implemented a Smoke Free Campus policy which specifies that employees may not smoke within twenty (20) feet of the common property line at any of our facilities or in a personal vehicle when fellow employees, customers or vendors are in the car.

This offer is contingent upon successful completion of a drug-screening test, as well as completion of our standard pre-employment background check. In addition, you would be required to sign our Employee Confidential Information Agreement, Code of Ethics and our Asset Repayment Agreement as conditions of employment, all of which I have enclosed.

Randall, we are very pleased at the prospect of your joining us, and look forward to working closely with you. Should you have any questions about this offer or any matter related to your employment at Akorn, please do not hesitate to contact me.

Should you agree to the terms set forth in this offer, I request that you sign and date below, in acknowledgment of the contents of this letter, and return it to my attention, along with executed copies of the three (3) agreements.  Copies are enclosed for your records.

Respectfully,

/s/ Tim Dick	/s/ Renee Wolf

Tim Dick
Chief Financial Officer

Cc:	Renee Wolf, Vice President, Human Resources
Payroll Team

I accept this offer of employment and understand the terms and conditions outlined above.

/s/ Randall Pollard	5/13/15
Randall Pollard	Date